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                                  [LETTERHEAD]


                                                                  April 15, 1997


Postconfirmation Creditors Committee
c/o Lawrence C. Gottlieb, Esq.
Siegel, Sommers & Schwartz, L.L.P.
470 Park Avenue South
New York, New York  10016

          Re:  Forbearance, Proxy and Option Letter Agreement
               ----------------------------------------------

Dear Mr. Gottlieb:

          This letter (this "Letter") sets forth our mutual agreement regarding:
(A) certain mutual covenants not to sue between the members of the Postconfirmation Creditors Committee (the "PCC"), on the one hand, and Jay Jacobs (the "Shareholder"), acting for himself and as trustee of the Rose Jacobs Testamentary Trust (the "Trust"), on the other hand, with respect to Jay Jacobs, Inc. (the "Company"), and the forbearance by the members of the PCC with respect to the Company's defaults under the Chapter 11 Plan of Reorganization (the "Plan"), in exchange for (B) agreements by the Shareholder (i) to grant to a designated representative of the members of the PCC (the "Representative") an irrevocable proxy to vote a total 3,312,689 shares (the "Shares") of the Company's common stock (the "Common Stock"), 250,664 of which are held by the Shareholder and 3,062,025 of which are held by the Trust, (ii) to grant the Representative an option to purchase up to 1,000,000 of the Shares, and (iii) to assist the members of the PCC to obtain the right to nominate and elect a controlling majority of the Company's board of directors, each under certain conditions. Completion of the proposed transactions is subject to the execution and/or delivery of a definitive agreement or agreements and other documents, in form and substance acceptable to each of the parties and their respective legal counsel (collectively, the "Agreement"). Pending execution of the Agreement, we mutually agree as follows:

          1.   MUTUAL RELEASES; PCC FORBEARANCE.

               (a) The Shareholder, on the one hand, and the PCC and its members on the other hand, will covenant not to sue one another for their actions or omissions relating to the Company during the Proxy Period (as defined below), except to the extent such actions or omissions are not in good faith or involve intentional misconduct or knowing violations of the law.

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Postconfirmation Creditors Committee
April 15, 1997
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               (b)  During the period from April 1, 1997 to July 1, 1997, which period may be extended at the discretion of the PCC, the members of the PCC will forebear from taking any judicial or nonjudicial action against the Company with respect to any default arising under or relating to the Plan.

          2. (a) During the Proxy Period, the Shareholder will grant to the Representative an irrevocable proxy, with full power of substitution, to vote the Shares (and any other shares of Common Stock acquired by the Shareholder or the Trust during the Proxy Period) on all matters with respect to which the Company's shareholders are entitled to vote. During the Proxy Period, the Shareholder shall not transfer the Shares except (i) to the lineal descendants of the Shareholder or the beneficiaries of the Trust, or to a trust established solely for the benefit of such persons, or (ii) to any other person with the prior written consent of the Representative, PROVIDED, THAT, the Shares will remain subject to the terms and conditions of this Letter and the Agreement following any transfer of the Shares.

               (b) Except as set forth in paragraph 2(a), during the Proxy Period the Shareholder will retain all rights of ownership with respect to the Shares, including but not limited to the right to receive dividends and distributions, if any, with respect to the Shares and the right to receive securities distributed with respect to the Shares in any stock split, stock combination, stock exchange or similar corporate recapitalization (provided that the Shares and/or any securities of the Company distributed with respect to the Shares will, during the Proxy Period, remain subject to the terms of this Letter and the Agreement).

               (c) Unless earlier terminated as provided below, the effective period of the proxy granted under paragraph 2(a) (the "Proxy Period") will be from April 1, 1997 to March 31, 1998. The Proxy Period and the Representative's voting rights under paragraph 2(a) will expire prior to March 31, 1998:

                    (i) immediately upon the effective date and complete consummation of any merger, consolidation, share exchange tantamount to a merger, liquidation, sale of all of the Company's assets or other similar transaction requiring the approval of the Company's shareholders; or

                    (ii) immediately upon the confirmation of a new reorganization plan for the Company.

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Postconfirmation Creditors Committee
April 15, 1997
Page 3


          3. OPTION TO PURCHASE SHARES. The Shareholder will grant to the Representative or one or more of its designated assignees an irrevocable option to purchase up to 1,000,000 of the Shares (the "Option Shares") at a price of $0.30 per Share. The option will be fully vested and exercisable by written notice delivered to the Shareholder at any time between April 1, 1997 and October 1, 1998 (the "Option Period"). During the Option Period, the Shareholder will not transfer the Option Shares (other than a transfer to the lineal descendants of the Shareholder or the beneficiaries of the Trust, or to a trust established solely for the benefit of such persons), without the prior written consent of the Representative, PROVIDED, THAT, the Option Shares will remain subject to the terms and conditions of this Letter and the Agreement following any transfer of the Option Shares.

          4.   PCC REPRESENTATION ON BOARD OF DIRECTORS; CERTAIN CONDITIONS.

          (a) The Shareholder will use his best efforts to cause, not later than April 23, 1997; (i) the resignation or removal of all of the directors of the Company other than the Shareholder and Rex Loren Steffey; (ii) the appointment or election of 3 persons nominated by the Representative to fill 3 of the remaining vacancies; (iii) the reduction in the number of directors on the board to 5; (iv) a waiver, effective during the Proxy Period, from William
L. Lawrence, Jr., of his right under his employment agreement with the Company to be nominated for election to the Company's board of directors; and (v) the termination of the Buy-Sell Agreement, dated March 31, 1987, among the Company and certain of its shareholders including the Shareholder. The Shareholder represents that he has no reason to believe that the foregoing actions cannot be accomplished by April 23, 1997.

          (b) The members of the PCC will use their best efforts to identify 3 qualified, willing and available nominees and provide to the Shareholder biographical information (of the type required to be disclosed by the Company to its shareholders and the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) concerning such nominees, not later than April 18, 1997.

          5.   LIMITATION OF LIABILITY; INDEMNIFICATION; COVENANT NOT TO SUE.
To the full extent permitted by the Company's articles of incorporation, bylaws and applicable law, none of the directors will be personally liable to the Company or its shareholders for their conduct as directors other than intentional misconduct, knowing violations of the law or transactions from which they personally benefit, and the Company will indemnify all of the directors against liabilities incurred in connection with their service as directors. The Shareholder and the directors nominated by the Representative will exchange mutual covenants not to sue one another for their

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Postconfirmation Creditors Committee
April 15, 1997
Page 4

conduct as directors other than actions for which such directors are not entitled to the protections described in the preceding sentence. The Company will provide policies of directors and officers liability insurance, naming the directors nominated by the PCC as insureds, and providing coverage equivalent to that provided to the Company's current directors.

         6. TERMINATION. This Letter and the Agreement will automatically terminate (unless extended by agreement of the Representative and the Shareholder, with the consent of the Company), and all rights and obligations of the parties under this Letter or the Agreement will terminate without any liability of any party to any other party, if the actions contemplated by paragraph 4 have not been completed by April 23, 1997, except that the obligations of the Company under paragraph 7 shall survive termination. Notwithstanding anything to the contrary contained in this Letter or the Agreement, in the vent of the termination of this Letter and the Agreement, (i) the PCC will have all rights and remedies against the Shareholder and the Company as though this Letter and the Agreement had not been executed, and (ii) the Shareholder and the Company will have all the rights and remedies against the members of the PCC as though this Letter and the Agreement had not been executed.

         7. EXPENSES. The reasonable legal fees and expenses of the Shareholder, and the reasonable expenses (including legal fees and expenses) of the members of the PCC, incurred in either case in connection with this Letter and the negotiation and preparation of the Agreement, shall be borne by the Company, as a third-party beneficiary of the Agreement.

         This Letter constitutes a binding agreement of the Shareholder, the Representative and the members of the PCC with respect to the subject matter described above, but does not contain all matters upon which agreement must be reached. A binding commitment with respect to such other matters will result from the execution and delivery of the Agreement.

         If the above accurately reflects your present intention and understanding with respect to the matters discussed above, please have the enclosed copy of this Letter executed on behalf of the members of the PCC by their authorized representative and return it to the undersigned by April 17, 1997. This Letter may be executed in one or more counterparts, each of which will be an original and all of which together will constitute one and the same agreement. Delivery of an executed counterpart signature page to this Letter will be effective as delivery of a manually executed counterpart.

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Postconfirmation Creditors Committee
April 15, 1997
Page 5


         This proposal will be withdrawn if it has not been accepted in writing by that time. Upon receipt of the executed copy, I will instruct Company counsel to prepare and deliver to you our proposed draft of the Agreement.



                                       /s/ Jay Jacobs
                                       --------------------------------------
                                       MR. JAY JACOBS




                                       /s/ Jay Jacobs
                                       --------------------------------------
                                       MR. JAY JACOBS, Trustee
                                       ROSE JACOBS TESTAMENTARY TRUST


Agreed And Accepted this ___day of April, 1997

POSTCONFIRMATION CREDITORS COMMITTEE



By:
    --------------------------------------
  Its
      ------------------------------------

JAY JACOBS, INC. hereby consents to and agrees to be bound by the obligations of the Company set forth in paragraphs 5, 6, and 7 above:


JAY JACOBS, INC.


By:  /s/ Rex Loren Steffey
    ----------------------------------------
    Rex Loren Steffey, President and CEO